EXHIBIT 99.1

INTELLI-CHECK, INC.

FOR IMMEDIATE RELEASE

            INTELLI-CHECK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS


WOODBURY, N.Y., AUGUST 14, 2003 -- Intelli-Check, Inc. (AMEX: IDN), a leader in advanced document and age verification systems and the developer of proprietary ID-CHECK(R)technology, today announced financial results for the second quarter ended June 30, 2003.

Revenues for the second quarter rose 19 percent to $342,191 from $287,336 in the same period last year. Net loss in the quarter, which included a non-cash charge for an inventory adjustment of $800,000, increased to $(2,049,981) or $(0.24) per share, from $(1,332,024) or $(0.15) per share reported for the second quarter of 2002. Basic and diluted weighted average shares outstanding used in computing per share amounts in both periods were 8,930,112 and 8,596,464, respectively.

"We remain optimistic about our future as we work toward our goal of becoming the leading provider of identity verification systems and software in the age-verification, commercial fraud protection and access control markets," said Frank Mandelbaum, chairman and chief executive officer of Intelli-Check. "Our long-term strategy focuses on entering into strategic licensing agreements and developing alliances with leading providers of security solutions, strengthening our sales and marketing efforts and expanding our collaborative marketing relationships with trade associations and public interest groups. We believe that our recently announced alliances with industry leaders such as Bioscrypt, Ultra-Scan and Northrop Grumman Mission Systems have further positioned us to achieve one of our strategies for growth by demonstrating the unique value proposition our ID-CHECK system offers when combined with their technologies.

"The market opportunity is large and growing and we consistently see powerful new applications for our systems," Mr. Mandelbaum continued. "Though our sales cycles have slowed due to budgetary constraints among government and quasi-government agencies as well as the inherent buying patterns of large retailers, we are confident that we are well positioned to address growing demand."

ABOUT INTELLI-CHECK, INC.
Intelli-Check, Inc. (WWW.INTELLICHECK.COM) is a developer and marketer of proprietary document verification technology, which is contained in its ID-CHECK(R) units. The multi-purpose ID-CHECK system authenticates the validity of driver licenses, state issued non-driver and military identification cards used as proof of identity.

Through its patented technology, ID-CHECK analyzes and displays information encoded in magnetic stripes and barcodes found on state and government-issued identification cards from


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more than 50 jurisdictions. ID-CHECK units are fully capable of increasing security and are being used as a tool to deter terrorism at military installations, high profile buildings, airports and other sites and also against commercial fraud, including identity theft, which often is supported by fake IDs. The ID-CHECK system helps prevent economic loss from check-cashing, credit card and various other frauds utilizing fake IDs. ID-CHECK and IDentiScan units also have the ability to determine whether purchasers of regulated products such as alcohol, tobacco and other age restricted products and services meet minimum age requirements for their sale. The company's software only application, IDN-DLL, can be used with a customer's existing hardware, or with minimal additional hardware components, included in Point-Of-Sale (POS) terminals for multi-lane retailers such as grocery and mass-retail stores.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "believe," "optimistic," "future," "strategy," "objective," "confident" and similar expressions, as they relate to the company or its management as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

                                      # # #

                      Consolidated Statement of Operations
                      For Three Months Ended June 30, 2003
                                   (Unaudited)


                                                  2003                2002
                                                  ----                ----

            Revenues                           $   342,191       $   287,336

            Net Loss                           $(2,049,981)      $(1,332,024)

            Net Loss Per Common Share -
            Basic and Diluted                  $     (0.24)      $     (0.15)

            Common Shares Used in
            Computing Per Share Amounts -
            Basic and Diluted                    8,930,112         8,596,464



INTELLI-CHECK CONTACTS
The Abernathy MacGregor Group, Inc.                         Intelli-Check, Inc.
Gillian Angstadt                                            Frank Mandelbaum
212/371-5999                                                516/992-1900



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